Baxter, Baker, Sidle, Conn & Jones, P.A.
Attorneys at Law
120 E. Baltimore Street, Suite 2100
Baltimore, Maryland 21202-1643

James E. Baker, Jr. Direct Line (410) 385-8122 e-mail: jbaker@bbsclaw.com	Telephone (410) 230-3800 Facsimile (410) 230-3801

EXHIBIT 5.1

June 11, 2004

Spherix Incorporated
12051 Indian Creek Court
Beltsville, MD 20705

Ladies and Gentlemen:

        We have acted as counsel to Spherix Incorporated, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, of 43,029 shares of Common Stock of the Company, $.005 par value per share, pursuant to a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement").

        In rendering the opinions contained herein, we have examined originals or photostatic or certified copies of all certificates, documents, agreements and other instruments as we have deemed appropriate.

        Based upon the foregoing, we are of the opinion that each of the 43,029 shares of the Common Stock of the Company which may be sold by the selling stockholder listed in the Registration Statement has been duly authorized, validly issued and are fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Baxter, Baker, Sidle, Conn & Jones, P.A.
By:	/s/ James E. Baker, Jr. James E. Baker, Jr., Vice President